Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Reverse Split of Common Stock

EXTON, PA - (Marketwired - May 28, 2013) WPCS International Incorporated (NASDAQ:WPCS), a leader in design-build engineering services for communications infrastructure, has announced that on May 28, 2013, it effected a one for seven reverse stock split of its issued and outstanding common stock to meet the requirements of a continued listing on the NASDAQ Capital Market.

WPCS initiated the reverse split pursuant to an amendment to its Certificate of Incorporation filed with the Secretary of State of Delaware on May 16, 2013, which became effective at 12:01 am on May 28, 2013. As of the effective date, each seven shares of issued and outstanding common stock will be converted into one share of common stock. The WPCS common stock will trade under a new CUSIP number of 92931L302. The Company’s ticker symbol of (NASDAQ:WPCS) will remain the same, however, the ticker symbol will be represented as (NASDAQ:WPCSD) for twenty trading days commencing from the effective date of May 28, 2013.

The purpose of the reverse stock split is to raise the per share trading price of WPCS common stock to regain compliance with the $1.00 per share minimum bid price requirement for a continued listing on the NASDAQ Capital Market. As previously disclosed, in order to maintain the WPCS listing on the NASDAQ Capital Market, on or before June 24, 2013, the common stock must have a minimum closing bid price of $1.00 per share for a minimum of ten prior consecutive trading days. The total issued and outstanding common stock will be decreased from approximately 6,950,000 shares to about 993,000 shares.

Andrew Hidalgo, Chairman and CEO of WPCS, commented, “WPCS values its NASDAQ Capital Market listing and we will continue to make the efforts necessary to be compliant. The management team has worked diligently to improve our financial results over the last two fiscal years. Now, we are in a better position to seek a shareholder value proposition. With our NASDAQ Capital Market listing, we can continue developing our short term strategy to deliver increased shareholder value.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communications, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x101

ir@wpcs.com